UNITED  STATES  SECURITIES  AND  EXCHANGE                     OMB  APPROVAL
COMMISSION                                          OMB  NUMBER:  3235-0104
WASHINGTON,  DC  20549                         EXPIRES:  JANUARY  31,  2005

                                     FORM 3

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

                Filed Pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
              Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


1.  Name  and  Address  of  Reporting  Person

Rummelhoss,  Martine
--------------------
(Last)      (First)     (Middle)

325  Kings  Road  West
----------------------
(Street)

North  Vancouver,  British  Columbia,  Canada,  V7N  2M1
--------------------------------------------------------
(City)        (State)     (Zip)


2.  Date  of  Event  requiring  Statement  (Month/Day/Year)

April  11,  2001

3.  IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)


4.  Issuer  Name  and  Ticker  or  Trading  Symbol

RUBINCON  VENTURES  INC.
No  Ticker  or  Trading  Symbol

5.  Relationship  of  Reporting  Person  to  Issuer

   [  X  ]      Director                              [     ]     10% Owner
   [     ]      Officer (give title below)            [     ]     Other (specify
                                                                          below)



6.  If  Amendment,  Date  of  Original  (Month/Year)

7.  Individual  or  Joint/Group  Filing  (Check  Applicable  Line)

   X     Form  filed  by  One  Reporting  Person
----
       Form  filed  by  more  than  One  Reporting  Person



              TABLE I -Non-Derivative Securities Beneficially Owned





                                                3.  Ownership Form: . .  4.  Nature of Indirect
                       2.  Amount of Securities.    Direct (D) or            Beneficial
1.  Title of Security . . .Beneficially Owned       Indirect (I)             Ownership
(Instr. 4). . . . . . . . .(Instr. 4)               (Instr. 5)              (Instr. 5)

Common                     75,000                      D                        N/A






               Table II - Derivative Securities Beneficially Owned (eg. Puts, calls, warrants, options, convertible securities)






                                                                                 5.  Ownership
              2.  Date .                                                             Form of
              Exercisable and.                                 4. Conversion        Derivative    6.  Nature of
1.  Title of .Expiration Date         3.  Title and Amount      or Exercise          Securities       Indirect
 Derivative. .(Month/Day/Year)          Underlying Derivate       Price            Direct(D) or       Beneficial
               ---------------
   Security. . Date       Expiration       Security              or Derivative     Indirect (I)       Ownership
  (Instr. 4) . Exercisable    Date        (Instr. 4)              Security          (Instr. 5)        (Instr. 5)

Common . . . . . . . .  N/A                  N/A                    N/A                N/A             N/A




Explanation  of  Responses:

                /s/ "Martine Rummelhoss"                      July  26,  2002
                                                              ---------------
          **  Signature  of  Reporting  Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:  File  three  copies  of  this Form, one of which must be manually signed.
           If  space provided is insufficient.  See Instruction 6 for procedure.